Exhibit 99.9

SHARE OWNERSHIP TRANSFER AGREEMENT

In relation to

MERCURITY FINTECH HOLDING INC.

This Share Ownership Transfer Agreement (the “Agreement”) is made and entered into as of this _1_ day of _November , 2023 (the “Effective Date”), by and between Hanqi Li, residing at Flat 35/F Tower 9, Grand Yoho, Yuen Long, Hong Kong (“Transferor”) and ANYU INTERNATIONAL LIMITED(“Transferee”).

WHEREAS, Transferor is the owner of a total of 7,229,579 Ordinary Shares in 21th June 2023, of Mercurity Fintech Holding Inc., a Cayman Islands registered corporation, listed on NASDAQ with ticker symbol “MFH” (the “Company”);

WHEREAS, Transferor desires to transfer, assign, and convey to Transferee, and Transferee desires to acquire from Transferor’s shares in the Company (the “Transferred Shares”), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Transfer of Shares

(a) Transferor hereby transfers, assigns, and conveys to Transferee, and Transferee hereby acquires and accepts from Transferor, the Transferred Shares, free and clear of all liens, encumbrances, and other adverse claims.

(b) The parties acknowledge and agree that the Transferred Shares in the Company, which equals 2,000,000 give m Ordinary Shares.

Consideration

As consideration for the transfer of the Transferred Shares, Transferee shall pay Transferor the sum of $0.85 per share, which results in a total Purchase Price of $1,700,000 (One million, seven hundred thousand dollars) (“Purchase Price”), which shall be payable on the Closing Date (as defined below) or as otherwise agreed by the parties in writing.

Closing

The closing of the transfer of the Transferred Shares (the “Closing”) shall take place at a date, time, and location mutually agreed upon by the parties, but in no event later than 11/8/2023 , 2023 (the “Closing Date”), or at such other date as the parties may agree in writing. At the Closing, the Transferor shall deliver to Transferee a share transfer form or other appropriate instrument of transfer, duly executed by Transferor, and any other documents reasonably required to effect the transfer of the Transferred Shares. Simultaneously, Transferee shall deliver the Purchase Price to Transferor by wire transfer, cashier’s check, or other mutually agreed method of payment.

Representations and Warranties

(b) Transferee represents and warrants to Transferor that:

i. Transferee has the necessary capacity, power, and authority to enter into this Agreement and to perform its obligations hereunder;

ii. The execution, delivery, and performance of this Agreement by Transferee will not result in any breach or violation of any agreement, judgment, or order to which Transferee is a party or subject.

Transfer Agent

The parties acknowledge and agree that VStock Transfer, LLC, a California limited liability company, shall act as the transfer agent for the Company and will be engaged in the process of effecting the transfer of the Transferred Shares between Transferor and Transferee, in accordance with the Company’s bylaws, the applicable laws and regulations, and any requirements of the NASDAQ stock exchange.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of U.S Government, without regard to its conflicts of law principles.

Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

Amendments

This Agreement may be amended only by a written instrument signed by both parties.

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SIGNED by HAN QI LI		SIGNED by ANYU INTERNATIONAL LIMITED

for himself and on behalf of		for himself and on behalf of

/s/ Hanqi Li		/s/ Li Zhong
/s/HANQI LI		/s/ Li Zhong

Authorized Signature		Authorized Signature
Date:	11/01/2023	Date:	11/01/2023